Exhibit 10.7

BILLING SERVICES AGREEMENT

Between

IDEARC MEDIA CORP.

and

Verizon Services Corp.

THIS BILLING SERVICES AGREEMENT (“Agreement”) effective the      day of             , 2006 (“Effective Date”) is entered into between Verizon Services Corp., with offices at One Verizon Way, Basking Ridge, New Jersey 07920, acting on behalf of its affiliated operating telephone companies listed in Attachment A (together and separately) referred to in this Agreement as “Verizon” and Idearc Media Corp. , a Delaware corporation, with offices at Verizon Place, 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, TX 75261-9810 (“referred to in this Agreement as “Idearc”). Idearc and Verizon are sometimes collectively referred to as the “Parties” and individually referred to as a “Party.”

NOW, THEREFORE, in consideration of the mutual obligations of the Parties, Verizon and Idearc agree as follows:

Section 1 - Scope and Effect of This Agreement

1.1	The terms used in this Agreement, unless otherwise defined herein, shall have the meanings set forth in Attachment B.

1.2	This Agreement specifies the rights and obligations of each Party with regard to Verizon’s provisioning of billing Services to Idearc. All prior Billing and Collections and Billing Services Agreements between the Parties are hereby terminated on the Effective Date of this Agreement.

1.3	Idearc desires to purchase from Verizon the Services listed below (“Services”):

Service	Service Attachment	Applicable CIC/ABEC/ACNA
Message Ready Service with Inquiry	Service Attachment 1	9007; BAV
Verizon Billing Regions 5-8

Invoice Service without Inquiry	Service Attachment 2	9007; BAV

End-Users Communications Service	Service Attachment 5	9007; BAV

Supplemental Services	Service Attachment 7	9007; BAV

Directory Publishing Service	Schedule 1	9007; BAV
Without Inquiry Service
Verizon Billing Regions 1-4

With Inquiry Service
Verizon Billing Regions 5-8

1.4	Services are provided pursuant to the terms and conditions of this Agreement, Verizon Policies, and Applicable Law. Should a conflict exist between the provisions contained in this Agreement and Applicable Law, the provisions of Applicable Law shall prevail. In those

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jurisdictions where a service is offered by tariff, the provisions of this Agreement shall apply only to the extent that they do not change, modify, or conflict with the tariff offering.

1.5	If Applicable Law requires that any of the Services provided pursuant to tariff shall no longer be offered under tariff and provided that it is otherwise permissible, the Parties agree to continue such Services under the rates, terms, and conditions set forth in this Agreement.

1.6	If Applicable Law requires that this Agreement be approved by a regulatory agency before the Agreement becomes effective, this Agreement, even if fully executed, shall not become effective in such jurisdiction until the first Business Day after such approval shall have been obtained.

Section 2 - Services

2.1	Verizon shall perform the Services described in the Service Attachments as described in Section 1.3 and attached hereto and incorporated herein by reference. During the Term (as described in Section 5.1), Verizon, in its sole discretion may agree to provide additional Services to Idearc or to add additional Verizon Billing Regions by amendment to this Agreement. Such new Services and Verizon Billing Regions shall be deemed to be part of the Services or Verizon Billing Regions defined in this Agreement to the same extent as if they were originally part of this Agreement.

2.2	Verizon will provide to Idearc Services for Billing Records. Unless Verizon specifically agrees to do so in writing, Verizon shall not be obligated to provide Billing Service for any Miscellaneous Service, other products or services, call types or charges, including but not limited to recurring or non-recurring service fees, membership fees, charges for merchandise, catalogs, and political or charitable contributions. Miscellaneous Services are set forth in Verizon’s Policies as amended from time to time. It is Idearc’s responsibility to ensure that all Billing Records sent to Verizon for billing fully comply with Verizon’s Policies and applicable rules and regulations.

2.3	Idearc shall only submit charges for Miscellaneous Services that Verizon has agreed upon in writing and that comply with Applicable Laws and Verizon’s Policies. All Miscellaneous Services charges must be submitted to Verizon on the appropriate EMI record type.

2.4	Verizon, in its sole discretion, upon written notice to Idearc, may suspend or terminate Services to any CIC or Sub-CIC that engages the conduct described in subsections 2.4.1, 2.4.2, 2.4.3 and 2.4.4 below,

2.4.1	Idearc submits unauthorized Miscellaneous Services in its Billing Records for inclusion on the End User bill;

2.4.2	Verizon receives fifteen (15) or more Escalated Complaints during any calendar month from End-Users stating that they have been Crammed (i.e., billed for services or charges they did not authorize); or a Sub-CIC exceeds the thresholds for Complaints set forth in the BUG:

2.4.3	Adjustment levels for charges related to Cramming, as determined by Verizon in its sole and absolute discretion, exceed fifteen percent (15%) of the amount billed to End-Users for two (2) consecutive months, or

2.4.4	A federal or state agency files a complaint or initiates an investigation alleging unlawful cramming or billing activity, or is found by a court of competent jurisdiction or state agency through its administrative judicial powers to have engaged in any unlawful activity.

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Section 3 - Idearc Representations and Warranties

3.1	Idearc represents and warrants that it:

3.1.1	is incorporated in the state of Delaware, and is currently in good standing with the Secretary of State and taxing authorities of such jurisdiction;

3.1.2	has full regulatory authority, if required, to conduct business as a telecommunications service provider or billing agent in each Verizon Billing Region where Services have been requested by Idearc;

3.1.3	maintains all applicable and requisite licenses, certificates, registrations, and authorizations;

3.1.4	will comply with, and require that all Sub-CICs for which it provides records will comply with, all Applicable Laws, regulations orders or other legislative or judicial mandate with respect to Verizon’s provision of Services under this Agreement; and

3.1.5	is financially capable of carrying out the duties and responsibilities required in this Agreement and will pay its bills when they become due.

3.2	Idearc represents and warrants that it shall NOT submit to Verizon for billing any of the following:

3.2.1	Billing Records other than Billing Records authorized to be submitted pursuant to a Service Attachment;

3.2.2	Billing Records Idearc does not own or, if Idearc is acting as a Clearinghouse for other telecommunication service providers, does not have the authority to act on behalf of the service provider including the right to sell the accounts receivable to Verizon;

3.2.3	Billing Records that include a per call or per minute charge (such as Audiotext services) that is greater than, or in addition to, the customary charge for the transmission of the call; unless (a) Service Attachment 3, (Pay-Per-Call Billing Service) is made a part of this Agreement and (b) the Billing Records comply with the terms and conditions of this Agreement. All such Billing Records related to the provisioning or use of Pay-Per-Call Billing Service must be submitted as a 900 NPA or other prefix or area code, or NY NPA with NXX call on an EMI Record Type 16 as set forth in Service Attachment 3 or such calls shall be considered prohibited charges under Section 3.2.3, Section 3.2.4 or Section 3.2.5 and shall be grounds for immediate termination of this Agreement.

3.2.4	Billing Records that were initiated through a toll free record type service access code (800, 888, 877, etc.) and result in a charge to the originator of that call upon call completion or call forwarding or call back for the purposes of circumventing Verizon’s Bill Block, Toll Block or Pay-Per-Call Block services or other prohibitions set forth in this Agreement;

3.2.5	Billing Records where Verizon, in its sole and absolute discretion, believes that the purpose of the call is to circumvent the FCC’s 900 Number Rules; or

3.2.6	Billing Records for Calling Card, collect, or third number calls unless the Billing Telephone Number for such calls has been validated through a line information data

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base service (LIDB) or such similar verification procedure.

3.2.7	Billing Records that contain unauthorized, misleading, or deceptive charges for products or services (See Attachment B Definitions - “Cramming”) or that are the result of PIC change(s) that are not authorized by the End-User (See Attachment B Definitions - “Slamming”).

3.3	Idearc represents and warrants that it shall NOT submit Billing Records to Verizon that contain charges for material deemed objectionable by Verizon, in its sole and absolute discretion, including, without limitation, any of the following:

3.3.1	Material that explicitly or implicitly refers to sexual conduct, or invites, describes, stimulates, excites, arouses or otherwise refers to sexual conduct or sexual innuendoes;

3.3.2	Material that contains indecent, obscene, or profane language;

3.3.3	Material that alludes to bigotry, racism, sexism, or other forms of discrimination;

3.3.4	Material that through marketing, advertising, content, or delivery is deceptive, misleading, unclear, or that may take unfair advantage of the elderly, minors or the general public;

3.3.5	Material that is prohibited by Applicable Law;

3.3.6	Material that reflects negatively upon Verizon;

3.3.7	Material that results in an unacceptable level of End-User complaints as determined by Verizon in its sole discretion; or

3.3.8	Material that Verizon deems unacceptable, inappropriate or objectionable.

3.4	Idearc represents and warrants that it will not suggest, recommend, counsel or advise any person on procedures or methods for circumventing Pay-Per-Call Block, Bill Block, or Toll Block services directly or through advertising or other direct or indirect contact with End-Users.

3.5	Idearc represents and warrants that it will not provide Verizon with any false or misleading information under this Agreement or any Attachment or Service Attachment, including but not limited to, any information regarding any CIC, ABEC, ACNA or Sub-CIC if Idearc knew or should have reasonably known of the false or misleading nature of the information at the time Idearc submits billing records to Verizon.

3.6	Verizon reserves the right to immediately terminate this Agreement or any CIC or Sub-CIC, without the right to cure, upon notice from any federal or state agency or governmental body, including but not limited to, the FCC, FTC, US Department of Justice, FBI, US or state attorney general or state public utility commission that Sub-CIC or its management are under an investigation by that agency or governmental body. Further, Idearc shall notify Verizon of any action or investigation taken by a governmental body relative to the foregoing.

3.7	Idearc represents and warrants that, under the terms of service to its Idearc End-Users, it is authorized to impose late payment charges on amounts billed by Verizon on its behalf. Idearc authorizes Verizon to impose Verizon’s late payment charge on all such outstanding amounts which remain unpaid at the time the next Verizon bill is rendered, or at such other time of imposition as may be determined by Verizon.

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3.8	Idearc represents and warrants that all Billing Records that it sends for billing shall be accurate as to date, call and record type, call length, calling number, and called number, and shall be in the format(s) specified in the applicable Service Attachment and/or by Applicable Law.

3.9	Idearc represents and warrants they shall maintain the telephone number for End-User Contact Referrals shown in Attachment D, provide, or require that Sub-CICs provide, adequate customer service personnel during Idearc’s specified business hours, that End-User inquiries and customer complaints will be resolved in a reasonable, responsive manner, and expeditious manner, including but not limited to a description of services. All End-User bills shall contain a toll free number answered by a live person during normal business hours that can answer all questions regarding the information on the End-User’s bill as well as provide information regarding the End-User’s account with the Sub-CIC.

3.10	Idearc represents and warrants its compliance with all regulatory requirements in all Verizon Billing Regions for which Verizon provides Services on Idearc’s behalf.

3.11	Idearc represents and warrants that all notices required under Applicable Law relating to Billing Records shall be sent in a timely manner.

3.12.	Idearc represents and warrants that it will screen and remove from Idearc record billing files submitted to Verizon, all billing records that do not comply with the requirements of Section 3.

3.13	In the event Idearc submits Billing Records in violation of Section 3, hereof, Verizon in its sole discretion may reject the Billing Records not yet billed or, if already billed, return the Billing Records to Idearc without further obligation on Verizon’s part including the right to refuse to bill for and accept the billing records of any Sub-CIC that generates excessive numbers of Complaints (defined in Attachment B) as set forth in Attachment F.

3.14	In addition to the termination rights and other remedies provided elsewhere in this Agreement, Verizon shall have the right to stop Services for any CIC, ACNA, ABEC or Sub-CIC for violations of Section 3.

Section 4 – Carrier Identification Codes

4.1	Verizon shall treat each of Idearc’s CICs, ACNAs or ABECs as a separate set of Services, according to list of Services as set forth in Section 1.3. Idearc may add or delete CICs, ACNAs or ABECs upon ninety (90) days written notice to Verizon, without amendment to this Agreement.

4.2	Verizon will administer and provide separate PAR reports and Ancillary Bills for each of Idearc’s CICs, ACNAs and/or ABECs.

4.3	Idearc represents and warrants that it will perform due diligence, on a continuing basis, of all Sub-CICs for which it submits records to Verizon to determine Sub-CIC compliance with Section 3. Furthermore, Idearc shall conduct due-diligence on an ongoing basis to determine whether any new Sub-CIC for which Idearc submits Billing Records is associated with a Sub-CIC, or the management of the Sub-CIC that Verizon has requested Idearc terminate. Idearc shall immediately report the identity of any such Sub-CIC and shall, upon Verizon’s request, terminate such Sub-CIC at Verizon’s sole discretion. Idearc shall provide, at a minimum, the following information regarding each Sub-CIC and update the information from time to time as applicable:

4.3.1	Corporate name

4.3.2	Address and phone

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4.3.3	Names of all offices/principal management

4.3.4	Background and history of officers/principal management

Section 5 - Term and Termination

5.1	Term

5.1.1	This Agreement shall remain in full force and effect for a period of three (3) years from the Effective Date (“Term”) with a one (1) year renewal term, unless otherwise terminated pursuant to the provisions contained in this Agreement.

5.1.2	With regard to California, this Agreement will not expire on the expiration date but will be automatically extended for a period if both Parties wish to enter into a new Agreement: (1) Ninety (90) Days from the expiration date or (2) until a new Agreement has been executed by the Parties, and filed and approved by an appropriate state regulatory agency.

5.1.3	The Term shall not be extended, expanded or renewed other than as defined in Sections 5.1.1 and 5.1.2 of this Agreement without amendment by the Parties.

5.2	Termination by Verizon

5.2.1	Verizon shall have the right to terminate this Agreement for cause upon the occurrence of an Event of Default, including:

5.2.1.1	A continuing and uncured material breach of the terms of this Agreement by Idearc or any Sub-CIC;

5.2.1.2	The filing for bankruptcy protection; insolvency; an assignment for the benefit of creditors; the refusal or inability to pay debts as they mature; or the appointment of a trustee or receiver for all or a substantial portion of Idearc’s assets;

5.2.1.3	A breach by Idearc or any Sub-CIC of any of the representations and warranties set forth in Section 3;

5.2.1.4	An excessive number of requests by Verizon to Idearc to deny Services to Idearc’s Sub-CICs due to excessive Cramming/Slamming Complaints as set forth in Attachment F.

5.2.1.5	A change of control of Idearc defined as any transfer, sale or disposition in any manner of greater than 25% of: (1) the capital or voting stock or securities of Idearc as a block; or (2) the composition of the board of directors or management of the company; or (3) the assets of Idearc not done in the ordinary course of business and without Verizon’s written consent.

5.2.2	Notice and Cure Period

5.2.2.1	Verizon shall give Idearc written notice of the occurrence of an Event of Default. Except as otherwise set forth herein, Idearc shall have thirty (30) Days from the date of such notice to cure the Event of Default. If the breach is not for the payment of money and is not physically capable of being cured

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within such thirty (30) Day period, Idearc shall submit a written plan within ten (10) Days to cure such breach. The plan must include the steps to be taken by Idearc to remedy such breach. The breach must be cured no later than sixty (60) Days after the receipt of Verizon’s notice of an Event of Default. If a breach is not cured within the thirty (30) Day period or (within sixty (60) Days for breaches not capable of being cured within thirty (30) Days), Verizon may, at its sole option, terminate this Agreement. Verizon shall be entitled to pursue all available remedies for such breach, including the remedies listed in Section 5.2.3.

5.2.3	Remedies

5.2.3.1	In the event that Idearc fails to cure the Event of Default as set forth in Section 5.2.2.1, Verizon is entitled to any or all of the following:

5.2.3.1.1	Terminate this Agreement upon ten (10) Days written notice to Idearc;

5.2.3.1.2	Recover from Idearc the cost of system development and installation, less the net salvage value of equipment and material either ordered, provided, or installed, plus any non-recoverable costs of system development and installation (including, but not limited to reinstatement of software, removal of system code, etc.) not to exceed the total development costs authorized in writing by Idearc and not previously paid; and

5.2.3.1.3	Recover from Idearc the Minimum Monthly Charge, as set forth in Attachment E, multiplied by the number of months remaining in the Term, following the last month Services are rendered.

5.3	Termination by Idearc

5.3.1	Idearc shall have the right to terminate this Agreement for cause upon the occurrence of an Event of Default, including:

5.3.1.1	A continuing and uncured material breach of the terms of this Agreement by Verizon (as set forth in Section 5.3.2 herein);

5.3.1.2	The filing for bankruptcy protection; insolvency; an assignment for the benefit of creditors; the refusal or inability to pay debts as they mature; or the appointment of a trustee or receiver for all or a substantial portion of Verizon’s assets;

5.3.1.3	A breach of any of the representations and reservations set forth in Section 8;

5.3.2	Notice and Cure Period

5.3.2.1	Idearc shall give Verizon written notice of the occurrence of an Event of Default. Except as otherwise set forth herein, Verizon shall have thirty (30) Days from the date of such notice to cure the Event of Default. If the breach is not for the payment of money and is not physically capable of being cured within such thirty (30) Day period, Verizon shall submit a written plan within ten (10) Days to cure such breach. The plan must include the steps to be taken by Verizon to remedy such breach. The breach must be cured no later than sixty (60) Days after the receipt of notice. If a breach is not cured within

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the thirty (30) Day period or (within sixty (60) Days for breaches not capable of being cured within thirty (30) Days), Idearc may, at its sole option, terminate this Agreement. Idearc shall be entitled to pursue all available remedies for such breach, including the remedies listed in Section 5.3.3.1.

5.3.3	Remedies

5.3.3.1	In the event that Verizon fails to cure the Event of Default as set forth in Sections 5.3.2.1, Idearc is entitled to any or all of the following:

5.3.3.1.1	Termination of this Agreement upon ten (10) Days written notice to Verizon.

5.3.3.1.2	Recovery of a pro-rated refund of amounts paid, or credits for amounts due, as the case may be, to Verizon for the development of systems and procedures. This amount shall be calculated by dividing the total number of months remaining in the Term following the last month Services are rendered, by the total number of months in the Term and multiplying that result by the total actual development costs arising under this Agreement.

5.4	Termination without Cause

5.4.1	Either Party may terminate this Agreement for any reason upon one hundred eighty (180) Days prior written notice.

5.4.2	If Verizon raises its rates or charges set forth in Attachment E, Idearc may terminate this Agreement upon ninety (90) Days prior written notice to Verizon.

5.4.3	In the event Verizon’s ability to provide the Services in the manner and under the terms set forth in this Agreement is prevented or substantially impaired by a Force Majeure (as defined in Section 25 herein), either Party may terminate this Agreement or any affected Service Attachment upon sixty (60) Days prior written notice to the other Party.

5.5	In the event of termination for any reason, Verizon shall be entitled to a return of its Purchase of Account Receivables (PARS) for any unbillable, uncollectible and Adjustment amounts that may be due and owing or that may accrue after termination.

5.6	Termination of this Agreement will not terminate Services that are offered pursuant to tariff in applicable jurisdictions.

5.7	The rights and obligations set forth in this Section 5 shall survive the termination of this Agreement.

Section 6 - End-User Denial and Blocking of Service

6.1	Idearc authorizes Verizon to disconnect End-User service for nonpayment in accordance with Applicable Law, and Verizon Policy, as may be modified from time to time.

6.2	Verizon reserves the right to install Toll Blocking (blocking all outgoing toll calls), Pay-Per-Call Blocking (blocking all 900 numbers) or Bill Block (blocking billing of Miscellaneous Service Billing Records from service providers other than Verizon or the End-User’s PIC) on an End-

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User’s line at the End-User’s request or in accordance with Verizon Policy, system capability and Applicable Law.

Section 7 - Confidentiality and Non-Disclosure

7.1	All Proprietary Information disclosed by either Party during negotiations or during the Term of this Agreement shall be protected by the other Party in accordance with the terms of this Section 7.

7.2	The term “Proprietary Information” includes but is not limited to, all written, recorded, and machine-readable information, such as End-User information as set forth in Attachment C, Idearc system or new product specifications, and examinations or other information provided in tangible form to one Party by the other Party. All Proprietary Information must be marked as proprietary and/or confidential with the appropriate owner name, e.g., “Verizon Proprietary”, except that machine readable information shall be considered Proprietary without marking. Information disclosed orally shall not be considered to be Proprietary Information unless such information is reduced to writing by the providing Party and a copy is delivered to the receiving Party within thirty (30) Days after such oral disclosure. This writing shall also state the place and date of the disclosure, and the persons to whom the disclosure was made.

7.3	The receiving Party shall not be liable for inadvertent or accidental disclosure of Proprietary Information of the other Party provided that it uses at least the same degree of care in safeguarding such Proprietary Information as it uses for its own Proprietary Information of like importance that shall be reasonably calculated to prevent such inadvertent disclosure.

7.4	Information shall not be deemed to be Proprietary Information and the receiving Party shall have no obligation with respect to any information which:

7.4.1	Is or becomes publicly known through no wrongful act, fault or negligence of the receiving Party;

7.4.2	Was lawfully obtained by the receiving Party or by any other affiliate or subsidiary of the receiving Party prior to disclosure without obligation of confidentiality, except for any information related by and among the parties in the course of negotiating this Agreement, or is at any time developed by the receiving Party independently of any such disclosure;

7.4.3	Was disclosed to the receiving Party by a third party who was free of obligations of confidentiality to the Party providing the information or is furnished to a third party by the disclosing Party without a similar restriction on the third party’s rights;

7.4.4	Is approved for release by written authorization of the disclosing Party;

7.4.5	Is disclosed pursuant to a requirement or request of a governmental agency or regulator or if disclosure is required by Applicable Law.

7.5	Neither Party is responsible or liable for any business decisions made by the other in reliance upon any disclosures made during any meeting between the Parties or during the course of negotiations. The furnishing by either Party of Proprietary Information to the other shall not obligate either Party to enter into any further agreement or negotiation with the other.

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7.6	Nothing contained in this Agreement shall be construed as granting to a Party a license, either express or implied, under any patent, copyright, or trademark, now or hereafter owned, obtained, controlled by, or which is or may be licensable by, the other Party.

7.7	Unless otherwise agreed upon, neither Party shall publish or use the other Party’s name, language, pictures, or symbols from which the other Party’s name may be reasonably inferred or implied in any advertising, promotion, or any other publicity matter relating directly or indirectly to this Agreement. All publicity regarding this Agreement is subject to the Parties’ prior written consent.

7.8	In the event that this Agreement is required to be disclosed pursuant to Section 7.4.5, the Parties agree to seek commercial confidential status for this Agreement to the extent such a designation can be secured.

7.9	The obligations set forth in this Section 7 shall survive the termination of this Agreement.

7.10	Upon expiration or termination of this Agreement, the receiving party shall, upon request and to the extent not prohibited by Applicable Law or regulation, return or destroy all Proprietary Information of the disclosing Party that is in tangible or machine-readable form in its possession at the time of such expiration or termination.

Section 8 – Verizon Reservations

8.1	Verizon reserves the right to change its standard bill format(s). Verizon shall use reasonable efforts to notify Idearc of any substantial bill format(s) changes that will affect Idearc’s billing system thirty (30) Days prior to such change.

8.2	Verizon reserves the right to modify or replace its billing systems. Verizon shall use reasonable efforts to provide Idearc ninety (90) Days written notice of such changes. Idearc understands and agrees that as used herein, the term “billing systems” shall refer solely to the protocol that Verizon employs in tandem with the particular transmission medium used by Idearc that enables Verizon to read and process Idearc’s data as detailed in the Service Attachments set forth herein. Such term shall not include other procedures, Policies or methods which Verizon expressly reserves the right to change from time to time without notice.

8.3	To the extent that any of the Attachments or Policies are in conflict with the Principal Agreement, the Principal Agreement shall prevail. To the extent that any of the Policies are in conflict with the Attachments the Policies shall prevail.

8.4	Verizon reserves the right to increase its rates and charges as set forth in Attachment E upon ninety (90) Days written notice but shall not increase its rates and charges more than once every twelve (12) calendar months during the term of this Agreement; provided, however, that Idearc shall have the right to terminate this Agreement in accordance with Section 5.4.2. If Verizon increases its rates during an annual billing period and after Idearc has provided their bill volume guarantee, Idearc may request to change their bill volume guarantee. The new bill volume guarantee will be effective for twelve (12) months and start on the first day of the next month following receipt of Idearc’s new bill volume guarantee sent to Verizon’s account manager in writing.

8.5	Notwithstanding anything contained herein to the contrary, Verizon reserves the right to deduct from the sums due Idearc any amounts owed by Idearc to Verizon, where the amounts are past due and have not yet been paid.

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Section 9 - Purchase of Accounts Receivable and Settlements

9.1	Verizon shall purchase accounts receivable for Accepted Billing Records from Idearc. The amount due Idearc shall be the dollar amount of the Accepted Billing Records on a per transmission basis, subject to the edits, Adjustments and procedures set forth in Verizon Policies.

9.2	In the event of Agreement expiration or termination, with or without cause, Verizon may withhold payment of any amount for PARs or other amounts owed to Idearc, until such time as Verizon is fully satisfied and that there are no outstanding financial obligations owed by the Idearc to Verizon.

9.3	Verizon shall purchase accounts receivable from Idearc on a monthly basis. The settlement date, i.e. actual cash flow to Idearc, shall be in accordance with the “Payment Date Calculation” procedure described in Verizon Policies.

Section 10 – Deposits and Reserves

10.1	Deposits

Verizon may, at its discretion, require a non-interest bearing deposit from Idearc any time during the term of this Agreement (“Deposit”). Upon termination of service, Verizon may use the Deposit to offset any future debts, Adjustments and shortfalls in PARs for a period up to one year. Any portion of the Deposit remaining after all of Idearc’s debts, Adjustments and shortfalls have been fully satisfied will be returned ninety (90) days after the end of the one-year period.

10.2	Reserves

Verizon shall have the right to retain PARs due to Idearc for Negative PARs, Adjustments, or Uncollectible reserves due Idearc until Verizon is fully compensated as set forth in the Verizon Policies.

Section 11 - Payment for Services Rendered

11.1	Idearc agrees to pay to Verizon the rates and charges for Service rendered as set forth in Attachment E, as modified from time to time pursuant to Section 8.4 hereof.

11.2	Verizon shall bill Idearc for Services rendered in accordance with this Agreement on a monthly basis. Each invoice shall be for a period of approximately thirty (30) Days. Verizon reserves the right to bill Idearc for services within two (2) years of the rendering of services.

11.3	Idearc agrees to pay the full invoiced amount or, in the event that an amount is in dispute, submit a written request for review of the disputed portion of the bill by the payment due date of the invoice to the contact designated in Attachment D. If Idearc fails to pay or submit a request for review of a disputed billing procedure by the payment due date, late payment charges shall be assessed as set forth in Section 13.

11.4	The payment due date for each invoice shall be determined by adding thirty (30) Days to the invoice preparation date. Verizon shall use diligent efforts to distribute the invoice on the invoice preparation date.

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11.5	If the payment due date of the invoice causes such payment to be due on a Saturday, Sunday, or Federal Banking Holiday, payment for the amount due Verizon shall be made as follows:

11.5.1	If such payment due date falls on a Sunday or Federal Banking Holiday that is observed on a Monday, the payment date shall be the next Business Day.

11.5.2	If such payment due date falls on a Saturday or a Federal Banking Holiday is observed on a Tuesday, Wednesday, Thursday, or Friday, the payment date shall be the last Business Day preceding such Saturday or Federal Banking Holiday.

11.6	In the event that the Agreement is terminated pursuant to Section 5 hereof, or Idearc fails to pay amounts that are undisputed and owing within thirty (30) Days of the invoice preparation date, Verizon, without limiting any other rights it may have, may net any undisputed amounts due by Idearc to Verizon against the PAR amounts due Idearc under this Agreement. This Section 11 shall survive the termination or expiration of this Agreement.

Section 12 - Minimum Charges

12.1	If total amounts incurred by Idearc for Services rendered in any month are less than the Minimum Monthly Charge per Verizon Billing Region per month as set forth in Attachment E, even if no Billing Records are submitted to Verizon, Verizon shall bill and Idearc shall pay such Minimum Monthly Charge amounts. Such Minimum Monthly Charge amounts shall be due and owing regardless of whether Idearc admits insolvency, makes an assignment for the benefit of creditors, is unable to pay debts as they mature, or has a trustee or receiver appointed over all or a substantial portion of its assets. A separate Minimum Monthly Charge applies for each Verizon Billing Region as set forth in Attachment E.

Section 13 - Late Payment Charge

13.1	Subject to Section 13.3, any amount not received by the payment due date shall be subject to a late payment charge unless otherwise specified by tariff or Applicable Law. The late payment charge shall be the balance overdue multiplied by the lesser of:

13.1.1	The highest interest rate (in decimal value) allowed by Applicable Law, for the number of Days from the Day following the payment due date up to and including the date payment is actually made; or

13.1.2	Twelve per cent (12%) per annum simple interest for the number of Days from the Day following the payment due date up to and including the date payment is actually made.

13.2	Late payment charges shall not be levied on disputed amounts until resolution. If the Claim is resolved in Verizon’s favor, Idearc shall pay the late payment charges on the disputed amounts previously deducted. If the Claim is resolved in Idearc’s favor, and Idearc has already paid the amount in dispute including any late payment charges, Idearc shall be entitled to interest on the excess amounts already paid to Verizon using the applicable interest rate set forth in Section 13.1.

13.3	Late payment charges are not applicable to late payments caused by bank or third party errors; rather, the banks or other third parties involved shall resolve the discrepancy. The Parties shall notify the banks or third parties involved and coordinate resolution.

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13.4	Late payment charges shall be included in a subsequent settlement statement, but shall be excluded in calculating new late payment charges.

Section 14 - Transfer of Funds

14.1	Any payment by either Party to the other Party may be paid by check, draft, or electronic funds transfer to the payee’s address. Late payment charge as set forth in Section 13 shall be due the payee if any portion of an amount due is in funds that are not immediately available to the payee.

14.2	Where the Parties have made arrangements for a bank or other third party to remit funds to the other, proper identification of the bank or third party, including the account number, shall be furnished. The remitting Party shall cooperate in correcting any bank or other third party errors and shall not be relieved of its payment responsibilities because of such errors.

Section 15 - Examination

15.1	Upon sixty (60) Days written notice either Party may request an examination of the other Party (an “Examination”). With respect to an Examination of Verizon by Idearc, a review of Verizon’s records shall be limited to records and procedures containing information bearing upon: (a) amounts being billed to End-Users by Verizon as part of its provision of Services; and (b) charges to Idearc for Services provided by Verizon pursuant to this Agreement; and (c) customer Inquiries or Complaints. With respect to an Examination of Idearc by Verizon, a review of Idearc’s records shall be limited to records and procedures containing information bearing upon customer contact policies and procedures, customer Complaint records and procedures, record screening and formatting procedures, and transmission procedures. The Examination shall be conducted during normal business hours without interference with either Party’s business operations and in compliance with that Party’s security procedures. Either Party may request a maximum of one (1) Examination per eighteen (18) month period.

15.2	The Parties shall mutually agree on an estimated commencement date, estimated duration, location, subject matter, and the materials to be examined.

15.3	Each Party shall bear its own expenses in connection with the conduct of an Examination. Special Data Extractions required by Idearc to conduct the Examination shall be paid for by Idearc, and ordered using the Change Request Process outlined in Verizon’s Policies.

15.4	Either Party’s materials reviewed by the other Party in the course of an Examination shall constitute Proprietary Information and their use shall be limited to the conduct of the Examination and preparation of a report for appropriate distribution Idearc to those with a need to know the results of the Examination. Both Parties reserve the right to require that the Examination or any portion thereof be conducted by an independent third party to be mutually agreed upon in good faith by the Parties. The Parties also agree that the third party will not divulge any Proprietary Information not associated with Idearc’s billing. Both Parties agree to provide a copy of Section 7 of this Agreement to employees and or agents acting on its behalf and to require their compliance with its provisions.

Section 16 - Taxes

16.1	Tax applications and procedures are set forth in Attachment H.

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Section 17 - Resolution of Claims in the Ordinary Course of Business

17.1	Claims made for accounts receivable or payable between the Parties of less than $25,000 arising from the ordinary course of business (“Claims in the Ordinary Course”) shall be resolved pursuant to the procedures set forth in Attachment G.

Section 18 - Claims Limitation

18.1	Idearc shall submit Claims for Services not later than two (2) years of the bill date unless otherwise provided by tariff or Applicable Law. Service is considered rendered when the PAR report is submitted to Idearc. No Claims may be made under this Agreement or referred to the dispute resolution procedures set forth in Section 19 more than two (2) years after the bill date of the Ancillary Bill or the PAR report date. Failure to make such Claim within two (2) years shall bar any course of action before a judicial or regulatory body unless otherwise provided by tariff or Applicable Law. Claims for indemnity under this Agreement shall not be limited by the two (2) year limitation provided, but shall be governed by the appropriate statute of limitation.

18.2	In no event shall Claims exceed the limitations set forth in Section 21.

Section 19 - Dispute Resolution

19.1	Verizon and Idearc shall cooperate with and assist each other in promptly identifying and correcting problems arising out of Verizon’s provision of Services to Idearc under this Agreement. The Parties recognize that despite the best efforts of both Parties, from time to time errors will occur in the billing process. In such cases, the Parties agree to fully cooperate in joint efforts, including the exchange of data to minimize billing disruptions as soon as possible. Each Party will bear its own costs incurred in connection with the above recovery activities.

19.2	Disputes between the Parties resulting from Claims that exceed $25,000 and have not been resolved using the procedures set forth in Attachment G, or any other claim or controversy concerning the terms and conditions of this Agreement, except for actions filed to enforce this Section 19 or to obtain injunctive relief or any subject matter referenced or governed hereby, will be resolved by the Parties using the following dispute resolution procedure as their sole remedy.

19.3	At the written request of a Party, each Party shall appoint a knowledgeable, responsible non-lawyer business representative with the authority to act on behalf of each Party, to meet and negotiate in good faith to resolve any dispute arising under this Agreement. The location, format, frequency, duration, and conclusion of these discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production which shall not be used in the arbitration described below without the agreement of both Parties. If the negotiations do not resolve the dispute within sixty (60) Days of the initial written request for negotiation, a party may request that the controversy or Claim be resolved by final, binding arbitration in accordance with the American Arbitration Association (AAA) Rules for Arbitration of Disputes. A single neutral arbitrator licensed to practice law, preferably with telecommunication experience, shall conduct the arbitration. The arbitrator shall conduct the arbitration using and applying the Federal Rules of Evidence and the Federal Rules of Civil Procedure excluding the rules concerning discovery. The arbitration

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will be governed by the Federal Arbitration Act. 9 U.S.C. §§1-16, to the exclusion of any provision of state law inconsistent there with or which would produce a different result.

19.4	The arbitrator shall rule on the dispute by issuing a written opinion within thirty (30) Days after the close of hearings. The arbitration will constitute the sole and final non-appealable method of dispute resolution of all claims arising out of this Agreement. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

19.5	The arbitrator shall have the discretion to award costs and attorney fees at the conclusion of the arbitration proceedings.

Section 20 - Indemnity

20.1	Indemnification of Verizon

Idearc, as the indemnifying Party, will indemnify, defend and hold harmless Verizon, as the indemnified Party, from and against all costs, claims, liabilities, damages, settlements, awards, and expenses whatsoever (including reasonable attorneys’ fees and costs related to the defense of the foregoing), resulting from third party claims related to Idearc’s duties and obligations under this Agreement or Idearc’s provision of telecommunications and information related services to End-Users and other Idearc customers concerning the Services provided hereunder.

20.1.1	Verizon, as the indemnified Party, will notify Idearc, the indemnifying Party promptly, in writing of any written claims, lawsuits or demands by third Parties for which Verizon, as the indemnified Party, alleges that Idearc as indemnifying Party is responsible under this Section and will tender the defense of such claim to Idearc. Upon tender, Verizon, as indemnified Party, shall have the right to have its own attorneys present in any proceedings, but Verizon shall have no right to enter into or make any settlement offers, demands or counterclaims of any nature. Idearc, as indemnifying Party, shall not be responsible for any settlement offers or actual settlements made by Verizon, as indemnified Party, without the written consent of Idearc.

20.1.2	In the event that Idearc, as indemnifying Party, after receiving written tender of such claim, takes no action to defend such claim within a reasonable time, Verizon, as the indemnified Party, may assume the defense of the claim but shall not in any way waive its right to recover all costs, claims, liabilities, damages, settlements, awards, expenses, attorneys fees and any other liability resulting there from. Verizon, as the indemnified Party, shall have the right to recover all expenses (including reasonable attorneys’ fees) in any action undertaken to enforce this indemnity obligation.

20.2	Indemnification of Idearc

Verizon, as the indemnifying Party, will indemnify, defend and hold harmless Idearc, as indemnified Party, from and against all costs, claims, liabilities, damages, settlements, awards, and expenses whatsoever (including reasonable attorneys’ fees and costs related to the defense of the foregoing), from third party claims brought against Idearc for loss or damage directly caused by Verizon’s failure to perform the Services requested by Idearc under this Agreement.

20.2.1	Idearc, as the indemnified Party, will notify Verizon, as the indemnifying Party, promptly, in writing of any written claims, lawsuits or demands by third parties for which Idearc, as indemnified Party, allege that Verizon, as indemnifying Party, is

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responsible under this Section and will tender the defense of such claim to Verizon. Upon tender, Idearc, as indemnified Party, shall have the right to have its own attorneys present in any proceedings, but Idearc, as indemnified Party, shall have no right to enter into or make any settlement offers, demands or counterclaims of any nature. Verizon, as indemnifying Party, shall not be responsible for any settlement offers or actual settlements made by Idearc, as indemnified Party, without the written consent of Verizon.

20.2.2	In the event that Verizon, as the indemnifying Party, after receiving written tender of such claim, takes no action to defend such claim within a reasonable time, Idearc may assume the defense of the claim but shall not in any way waive their right to recover for all costs, claims, liabilities, damages, settlements, awards, expenses, attorneys fees and any other liability resulting there from. Idearc, as the indemnified Party, shall have the right to recover all expenses (including reasonable attorneys’ fees) in any action undertaken to enforce this indemnity obligation.

20.3	The provisions of this Section 20 shall survive the termination of this Agreement.

Section 21 - Limitation of Liability; Warranty

21.1	EXCEPT FOR THE INDEMNITIES PROVIDED IN SECTION 20 OF THIS AGREEMENT AND EXCEPT FOR AMOUNTS OWED TO VERIZON FOR PROVISION OF SERVICES HEREUNDER, IN NO EVENT SHALL DAMAGES FOR ALL CLAIMS ARISING HEREUNDER, IN THE AGGREGATE, EXCEED THE TOTAL VALUE OF ANCILLARY BILL CHARGES FOR SERVICES RENDERED BY VERIZON UNDER THIS AGREEMENT FOR THE PRECEEDING TWELVE (12) MONTH PERIOD LESS CLAIMS PREVIOUSLY PAID DURING THE TERM.

21.2	SUBJECT TO THE LIMITATION SET FORTH IN SECTION 21.1, AND EXCEPT FOR SECTION 9.6 OF SA1 AND SECTION 9.6 OF SA2, IF APPLICABLE, VERIZON’S LIABILITY TO IDEARC FOR ANY LOSS, COST, DAMAGE, CLAIM, INJURY, LIABILITY, OR EXPENSE, INCLUDING REASONABLE ATTORNEYS’ FEES, RELATING TO OR ARISING OUT OF THE SERVICES PROVIDED HEREUNDER SHALL BE LIMITED TO THE ANCILLARY BILL CHARGES PAID BY IDEARC FOR VERIZON’S PROVISION OF SUCH SERVICES. MOREOVER, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE RESPONSIBLE OR LIABLE FOR INCIDENTAL, SPECIAL, LOST PROFITS, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, NOTWITHSTANDING THEIR FORESEEABILITY OR DISCLOSURE BY EITHER PARTY OF SUCH DAMAGES. THIS LIMITATION SHALL NOT AFFECT THE OBLIGATIONS OF THE PARTIES REGARDING INDEMNIFICATION SET FORTH IN SECTION 20 HEREOF.

21.3	VERIZON HEREBY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND MAKES NO WARRANTIES, WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

21.4	THIS SECTION 21 SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

Section 22 - Independent Contractors

22.1	Each Party is engaged in a business that is independent of the other Party and each Party shall perform its obligations under this Agreement as an independent contractor. No Party has control or the discretion to exercise control over the employees or agents of the other

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and no employer/employee relationship exists, or is intended to exist, between the Parties. Each Party will be solely responsible for all matters relating to payment of such employees, including compliance with social security Taxes, withholding Taxes, and all other regulations governing such matters. Each Party will be responsible for its own acts and those of its own subordinates, employees, agents, and subcontractors during the performance of that Party’s obligations hereunder.

Section 23 - Remedies Cumulative

23.1	Except as otherwise provided in this Agreement, all rights of termination, cancellation, or other remedies in this Agreement are cumulative. Use of any remedy shall not preclude any other remedy in this Agreement.

Section 24 - Assignment

24.1	With the exception of collateral assignments, Idearc shall not assign this Agreement, in whole or in part, without the prior written consent of Verizon; provided, however, that Idearc may assign all or part of its rights and obligations to a subsidiary or affiliate of Idearc without Verizon’s consent, but with written notification to Verizon. Any assignment in violation of this paragraph shall be void.

24.2	Idearc shall notify Verizon in writing of a collateral assignment by Idearc. Verizon shall have no obligation to obtain consent from, or provide notice to, any lender of Idearc in connection with an amendment to, or termination of, this Agreement.

24.3	The assignment of any right by Idearc under this Agreement shall not impact any of Verizon’s rights under Applicable Law, including the right of set-off.

24.4	Verizon may assign this Agreement, in whole or in part, to a subsidiary or affiliate of Verizon. In addition, Verizon may assign this Agreement, in whole or in part, to any third party in connection with the sale or other disposition of local exchange telephone franchises.

24.5	Verizon may use subcontractors, including, without limitation, Verizon Data Services Inc., to perform all or any portion of the Services.

24.6	All obligations and duties of any Party under this Agreement shall be binding on all successors in interest and assigns of such Party.

24.7	Verizon may sell any Uncollectible account to third parties at such time as Verizon determines that an Uncollectible account has aged to a point where collection activity is unlikely to result in any collection of the debt owed and a sale could result in a financial recovery to Idearc of some percentage of the Uncollectible account. If any recovery is made from a sale of such Uncollectible accounts, Idearc will be compensated based on the total sales price times Idearc’s calculated percentage of outstanding debt for the portfolio of Uncollectible accounts sold. The sale and payment to Idearc of its percentage of such recovery will be deemed to be payment in full to Idearc and satisfaction of any monies owed to Idearc for such Uncollectible accounts without further obligation on the part of Verizon.

Section 25 - Force Majeure

25.1	Neither Party shall be liable for any delay or failure in performance of any part of this Agreement from any cause beyond its control and without its fault or negligence, including but not limited to acts of God, acts of civil or military authority, government regulations,

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embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, strikes, power blackouts, unusually severe weather conditions, unavailability of equipment from vendors, common carriers or any other circumstances beyond the reasonable control of the Party affected (“Force Majeure Condition”). If any Force Majeure Condition occurs, the Party delayed or unable to perform shall give immediate notice to the other Party. During the pendency of the Force Majeure Condition, the duties of the Parties under this Agreement affected by the Force Majeure Condition shall be abated and shall resume without liability thereafter.

Section 26 - Severability

26.1	In the event that any one or more of the provisions shall for any reason be held to be unenforceable in any respect under Applicable Law, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such unenforceable provision or provisions had never been contained.

Section 27 - Non-Exclusive Agreement

27.1	This Agreement is non-exclusive. Verizon reserves the right to extend to others the services provided for herein. Idearc reserves the right to obtain Services from persons or entities other than Verizon.

Section 28 - Third-Party Beneficiaries

28.1	The provisions of this Agreement are for the benefit of the Parties and not for any other person. However, should any third party institute proceedings, this Agreement shall not provide any such person with any remedy, Claim, liability, reimbursement, cause of action, or other right in excess of those provided in this Agreement.

Section 29 - Governing Law and Venue

29.1	Unless as otherwise expressly provided in this Agreement, this Agreement shall be deemed to be a contract made under the laws of the state of New York and subject to the exclusive jurisdiction of the state and federal courts in and for New York.

Section 30 - Multiple Counterparts

30.1	This Agreement may be executed in multiple counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same document.

Section 31 - Headings

31.1	The headings and numbering of sections and paragraphs in the Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the meaning or interpretation of this Agreement.

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Section 32 - Attachments

32.1	The following Attachments are made part of this Agreement:

Attachment A - Verizon Telephone Operating Companies

Attachment B - Definition of Terms

Attachment C - Proprietary Billing Information

Attachment D - Contacts

Attachment E - Rates and Charges for Services

Attachment F - Complaint Control Process

Attachment G - Resolution of Claims in the Ordinary Course of Business

Attachment H - Taxes

Service Attachment 1    Message Ready Service

Service Attachment 2    Invoice Service

Service Attachment 5    End-Users Communications Services

Service Attachment 7    Supplemental Services

Schedule 1                     Directory Publishing Service

32.2	To the extent that any of the Attachments or Policies are in conflict with the Principal Agreement, the Principal Agreement shall prevail. To the extent that any of the Policies are in conflict with the Attachments, the Policies shall prevail.

Section 33 - Entire Agreement

33.1	This Agreement, including all Attachments, constitutes the entire Agreement between the Parties and supersedes all prior or contemporaneous oral or written agreements, representations, statements, negotiations, understandings, proposals and undertakings with respect to the subject matter of this Agreement.

Section 34 - Amendments and Waivers

34.1	No amendment, modification, or supplement to this Agreement shall be effective unless it: (a) is in writing and signed by the authorized representatives of both Parties, and (b) by reference incorporates this Agreement and identifies the specific portions that are amended, modified, or supplemented or indicates that the material is new. The term “this Agreement” includes any future amendments, modifications, and supplements.

34.2	No course of dealing or failure of any Party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition.

34.3	Waiver by either Party of any default by the other Party shall not be deemed a waiver of any other default.

34.4	No waiver of any provision or consent to default of any term shall be effective unless the same shall be in writing and signed by or on behalf of the Party against whom such waiver or consent is claimed.

Section 35 - Construction

35.1	This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party because that Party drafted or caused its legal representative to draft any of its provisions.

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Section 36 - Execution

36.1	Each Party acknowledges that it has read this Agreement, that each fully understands its rights and obligations under this Agreement, and that it enters this Agreement freely and voluntarily. Each Party further acknowledges that it has had an opportunity to consult with an attorney of its own choosing to explain the terms of this Agreement and the consequences of signing it.

36.2	Each person executing this Agreement for the respective Parties expressly represents and warrants that he or she has authority to bind the entity on whose behalf he or she has executed this Agreement.

Section 37 - Notices and Demands

37.1	Except as otherwise provided under this Agreement, all notices, demands, or requests that may be given by any Party to the other Party shall be in writing and shall be deemed to have been given on the date delivered in person, or sent via facsimile, telex, cable or electronic mail service used by Verizon and Idearc, next Business Day when mailed via commercial overnight delivery or on the third Business Day after deposit, postage prepaid, in the United States Mail via certified mail, return receipt requested, and addressed as set forth in Attachment D. Notwithstanding the foregoing, the exclusive means of providing notice under Section 5 shall be by certified mail or commercial overnight delivery.

37.2	If personal delivery is selected as the method of giving notice under this section, a receipt of such delivery shall be obtained.

37.3	The address to which such notices, demands, requests, elections, or other communications shall be delivered may be changed by written notice given by such Party to the other Party pursuant to this section.

37.4	Idearc agrees to notification of End-Users by Verizon concerning the termination of the billing arrangements between Idearc and Verizon under this Agreement. Verizon will provide a copy of any such End-User notice to Idearc.

Section 38 - Change Request Process

38.1	Requests for changes or modifications to Verizon’s billing systems shall be submitted pursuant to the Change Request procedures set forth in Verizon’s Policies.

Section 39 - No Common Principals

39.1	Idearc represents and warrants that Idearc does not, and will not at any time during the Term, have an officer, director, general partner, or holder of at least ten percent (10%) of its ownership interest (any of the foregoing being referred to as a “Principal”) who is or has been a Principal of any entity that has entered into a billing and collection agreement with Verizon or any affiliate of Verizon that has been terminated for cause by Verizon or any affiliate of Verizon.

Section 40 - Survival

40.1	Provisions contained in this Agreement that by their intent and context are intended to survive the performance, termination or cancellation of the Agreement by any Party hereto will so survive.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date or dates indicated below to be effective as of the Effective Date.

Idearc Media Corp.	Verizon Services Corp. on behalf of
Verizon Telephone Operating Companies
Listed on Attachment A

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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